TYSON'S THIRD QUARTER EARNINGS SURGE 51%
DUE TO STRONG PERFORMANCE ACROSS ALL SEGMENTS OF BUSINESS

Springdale, Arkansas – August 8, 2016 – Tyson Foods, Inc. (NYSE: TSN), one of the world's largest food companies with leading brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2016	2015	2016	2015
Sales	$9,403	$10,071	$27,725	$30,867
Operating Income	767	563	2,247	1,619

Net Income	485	344	1,380	965
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1	1	3	3
Net Income Attributable to Tyson	$484	$343	$1,377	$962

Net Income Per Share Attributable to Tyson	$1.25	$0.83	$3.50	$2.32

Adjusted¹ Operating Income	$767	$568	$2,247	$1,685

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.21	$0.80	$3.43	$2.32
¹Adjusted operating income, adjusted net income per share attributable to Tyson and adjusted net income per share attributable to Tyson guidance are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release.
Third Quarter Highlights

•	Record EPS of $1.25, up 51% from Q3'15; Record Adjusted EPS of $1.21, up 51% from Q3'15

•	Operating income up 36% to $767 million; Adjusted operating income up 35% compared to Q3'15

•	Record third quarter total company operating margin of 8.2%

◦	Record Chicken segment operating margin of 13.9%

◦	Prepared Foods segment operating margin of 10.9%

◦	Pork segment operating margin of 9.6%

•	Captured $150 million in total synergies; $63 million incremental synergies over Q3'15

•	Repurchased 6.6 million shares for $425 million, excluding shares repurchased to offset dilution from our equity compensation plan

•	Raised full year fiscal 2016 GAAP EPS guidance to $4.47-$4.57; Adjusted¹ EPS guidance raised to $4.40-$4.50

“We again demonstrated our ability to deliver higher, more stable earnings through our differentiated business model that emphasizes growth in prepared foods and value-added chicken,” Donnie Smith, chief executive officer of Tyson Foods, said. “We produced record third quarter earnings per share, operating income and return on sales. All operating segment results were in or above their normalized operating margin ranges, with the Chicken segment delivering a record 13.9% return on sales.

“At retail, our products are growing in sales volume, sales dollars and category share according to IRI, and Tyson is a leader in volume sales growth among the top 10 branded food companies.

“From the strong cash flows generated by our operations, we used $425 million to repurchase 6.6 million shares during the third quarter. We’re continuing our share repurchases and have bought back an additional $380 million worth of shares to date in the fiscal fourth quarter.

“We expect our high-level performance to continue and are raising full year fiscal 2016 earnings guidance. Following record earnings this year, we intend to build on our momentum to generate more growth in fiscal 2017.”

SEGMENT RESULTS (in millions)

Sales
(for the third quarter and nine months ended July 2, 2016, and June 27, 2015)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2016	2015	Change	Change	2016	2015	Change	Change
Chicken	$2,743	$2,757	(0.9)%	0.4%	$8,116	$8,366	(0.3)%	(2.7)%
Beef	3,783	4,305	2.9%	(14.6)%	11,036	12,826	1.2%	(15.0)%
Pork	1,271	1,207	(1.7)%	7.2%	3,674	3,951	(1.0)%	(6.0)%
Prepared Foods	1,809	1,810	1.9%	(1.9)%	5,509	5,814	(2.1)%	(3.2)%
Other	99	244	(59.6)%	0.2%	284	771	(63.6)%	1.1%
Intersegment Sales	(302)	(252)	n/a	n/a	(894)	(861)	n/a	n/a
Total	$9,403	$10,071	(2.7)%	(4.1)%	$27,725	$30,867	(3.6)%	(6.9)%
Note: Excluding the divestiture of our Mexico chicken operation total company volume increased 0.3% for the third quarter of fiscal 2016. Excluding the divestitures of our chicken operations in Brazil and Mexico, along with our Heinold Hog Markets business, total company volume increased 0.3% for the nine months of fiscal 2016.

Operating Income (Loss)
(for the third quarter and nine months ended July 2, 2016, and June 27, 2015)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$380	$313	13.9%	11.4%	$1,085	$996	13.4%	11.9%
Beef	91	(7)	2.4%	(0.2)%	208	(33)	1.9%	(0.3)%
Pork	122	64	9.6%	5.3%	420	285	11.4%	7.2%
Prepared Foods	197	207	10.9%	11.4%	601	438	10.9%	7.5%
Other	(23)	(14)	n/a	n/a	(67)	(67)	n/a	n/a
Total	$767	$563	8.2%	5.6%	$2,247	$1,619	8.1%	5.2%
Note: In the fourth quarter of fiscal 2015 we began reporting the International segment in Other due to the sale of our Mexico and Brazil chicken production operations in fiscal 2015. As a result, Other includes our foreign chicken production operations in China and India, in addition to third-party merger and integration costs. All periods presented have been reclassified to reflect this change. Chicken, Beef, Pork and Prepared Foods were not impacted by this change.
Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the third quarter and nine months ended July 2, 2016, and June 27, 2015)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2016	2015	2016	2015	2016	2015	2016	2015
Chicken	$380	$313	13.9%	11.4%	$1,085	$996	13.4%	11.9%
Beef	91	(7)	2.4%	(0.2)%	208	(33)	1.9%	(0.3)%
Pork	122	64	9.6%	5.3%	420	285	11.4%	7.2%
Prepared Foods	197	197	10.9%	10.9%	601	465	10.9%	8.0%
Other	(23)	1	n/a	n/a	(67)	(28)	n/a	n/a
Total	$767	$568	8.2%	5.6%	$2,247	$1,685	8.1%	5.5%

Adjustments to segment results for the third quarter of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Decrease of $11 million related to the legacy Hillshire Brands Company ("Hillshire Brands") plant fire insurance proceeds (net of costs).

◦	Increase of $1 million related to merger and integration costs.

•	Other adjusted operating income increased by $15 million related to merger and integration costs.
Adjustments to segments results for the nine months of fiscal 2015

•	Prepared Foods operating income was adjusted for the following:

◦	Increase of $17 million of costs (net of insurance proceeds) related to a legacy Hillshire Brands plant fire.

◦	Increase of $10 million related to merger and integration costs.

•	Other adjusted operating income increased by $39 million related to merger and integration costs.

Adjusted operating income and adjusted operating margin are presented as supplementary measures of our operating performance that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our operating performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as a substitute for operating income or operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.
Summary of Segment Results

•
Chicken - Sales volume decreased in the third quarter and nine months of fiscal 2016 as a result of optimizing our mix and our buy versus grow strategy. Average sales price increased slightly in the third quarter of fiscal 2016 as a result of sales mix changes. Average sales price decreased for the nine months of fiscal 2016 as feed ingredient costs declined, partially offset by mix changes. Operating income increased due to improved operational execution and lower feed ingredient costs. Feed costs decreased $50 million and $190 million during the third quarter and nine months of fiscal 2016, respectively.

•
Beef - Sales volume increased in the third quarter of fiscal 2016 due to an increase in live cattle processed as a result of higher fed cattle supplies. Sales volume increased for the nine months of fiscal 2016 due to better demand for beef products despite a reduction in live cattle processing capacity due to the closure of our Denison, Iowa, facility in the fourth quarter of fiscal 2015. Average sales price decreased due to higher domestic availability of beef supplies, which drove down livestock costs. Operating income increased due to more favorable market conditions associated with an increase in cattle supply which resulted in lower fed cattle costs.

•
Pork - Sales volume decreased in the third quarter of fiscal 2016, despite increased production, due to reduced inventory levels as well as the result of mix changes related to internally sourcing more hogs from our live operation. Sales volume decreased for the nine months of fiscal 2016 due to the divestiture of our Heinold Hog Markets business in the first quarter of fiscal 2015. Excluding the impact of the divestiture, our sales volume grew 1.5% driven by better demand for pork products. Average sales price increased in the third quarter of fiscal 2016 as demand for our pork products outpaced the slight increase in live hog supplies, which drove up average sales price. For the nine months of fiscal 2016, live hog supplies increased, which drove down livestock cost and average sales price. Operating income increased for the third quarter and nine months of fiscal 2016 due to better plant utilization associated with higher volumes.

•
Prepared Foods - Sales volume increased in the third quarter of fiscal 2016 as a result of improved demand for our prepared foods products. Sales volume decreased for the nine months of fiscal 2016, despite increased sales volume in the third quarter, as a result of lower sales volume in the first six months of fiscal 2016 due to changes in sales mix as well as the carryover effect of the 2015 turkey avian influenza occurrence into the first half of fiscal 2016. Average sales price decreased primarily due to a decline in input costs, partially offset by a change in product mix. Operating income remained strong in the third quarter of fiscal 2016 as a result of strong demand for our products partially offset with higher promotional spending. Operating income increased due to mix changes as well as lower input costs of approximately $215 million for the nine months of fiscal 2016. Additionally, Prepared Foods operating income was positively impacted by $116 million in synergies, of which $37 million was incremental synergies in the third quarter of fiscal 2016 above the $79 million of synergies realized in the third quarter of fiscal 2015. For the nine months of fiscal 2016, Prepared Foods was positively impacted by $322 million in synergies, of which $118 million was incremental synergies in fiscal 2016 above the $204 million of synergies realized in the nine months of fiscal 2015. The positive impact of these synergies to operating income was partially offset with heavy investments in innovation, new product launches and supporting the growth of our brands.

Outlook
In fiscal 2017, we expect domestic protein production (chicken, beef, pork and turkey) to increase approximately 2-3% from fiscal 2016 levels and moderate export growth. As we continue with the integration of Hillshire Brands, we expect to realize synergies of approximately $700 million in fiscal 2017 from the acquisition as well as our profit improvement plan for our legacy Prepared Foods business. The majority of these benefits will be realized in our Prepared Foods segment. The following is a summary of the outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, liquidity and share repurchases for the remainder of fiscal 2016 and fiscal 2017.

•
Chicken – USDA data shows an increase in chicken production of approximately 2-3% in fiscal 2017 compared to fiscal 2016. Based on current futures prices, we expect lower feed costs in fiscal 2016 compared to fiscal 2015 of approximately $175 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. For fiscal 2016, we believe our Chicken segment's operating margin should be more than 12%. Based on current futures prices, we expect similar feed costs in fiscal 2017 compared to fiscal 2016. For fiscal 2017, we believe our Chicken segment's operating margin should remain similar to fiscal 2016 results.

•
Beef – We expect industry fed cattle supplies to increase approximately 2-3% in fiscal 2017 compared to fiscal 2016. We generally expect adequate supplies in regions we operate our plants. For fiscal 2016 we believe our Beef segment's operating margin will be in its normalized range of 1.5-3.0% and toward the upper end of the range in fiscal 2017.

•
Pork – We expect industry hog supplies to increase approximately 2-3% in fiscal 2017 compared to fiscal 2016. We believe our Pork segment's operating margin will be above 10% in fiscal 2016 and above its normalized range of 6-8% in fiscal 2017.

•
Prepared Foods – We expect lower raw material costs of approximately $240 million in fiscal 2016 with raw material costs flat in fiscal 2017 compared to fiscal 2016. As we continue to invest heavily in innovation, new product launches and supporting the growth of our brands, we believe the operating margin of our Prepared Foods segment should be near the low end of its normalized range of 10-12% in fiscal 2016. For fiscal 2017, we expect overall Prepared Foods segment operating margins to remain similar to fiscal 2016 results as we continue to invest heavily in innovation, new product launches and the growth of our brands.

•
Other – Other includes our foreign operations related to raising and processing live chickens in China and India in addition to third-party merger and integration costs. We expect Other operating loss should be approximately $90 million in fiscal 2016 and expect similar results in fiscal 2017.

•
Sales – We believe sales will approximate $37 billion in fiscal 2016. For fiscal 2017, we expect sales to increase 1% as we grow sales volume, partially offset by the impact of lower beef, pork and chicken prices.

•	Capital Expenditures – We expect capital expenditures to approximate $725 million for fiscal 2016 and expect an increase in capital expenditures in fiscal 2017.

•	Net Interest Expense – We expect net interest expense to approximate $245 million for fiscal 2016 and $225 million for fiscal 2017.

•	Liquidity – We expect total liquidity, which was $1.3 billion at July 2, 2016, to remain in line with our minimum liquidity target of $1.2 billion.

•
Share Repurchases – For the remainder of fiscal 2016 and for fiscal 2017, we expect to continue our share repurchases under our share repurchase program. As of July 2, 2016, 49.1 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements. During the fourth quarter of fiscal 2016 to date, we repurchased over 5 million shares for $380 million.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Sales	$9,403	$10,071	$27,725	$30,867
Cost of Sales	8,179	9,085	24,117	27,936
Gross Profit	1,224	986	3,608	2,931

Selling, General and Administrative	457	423	1,361	1,312
Operating Income	767	563	2,247	1,619
Other (Income) Expense:
Interest income	(2)	(3)	(5)	(6)
Interest expense	60	73	191	221
Other, net	(2)	(25)	(6)	(32)
Total Other (Income) Expense	56	45	180	183
Income before Income Taxes	711	518	2,067	1,436
Income Tax Expense	226	174	687	471
Net Income	485	344	1,380	965
Less: Net Income Attributable to Noncontrolling Interests	1	1	3	3
Net Income Attributable to Tyson	$484	$343	$1,377	$962
Weighted Average Shares Outstanding:
Class A Basic	312	335	318	335
Class B Basic	70	70	70	70
Diluted	388	414	394	414
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.29	$0.86	$3.61	$2.41
Class B Basic	$1.17	$0.78	$3.28	$2.20
Diluted	$1.25	$0.83	$3.50	$2.32
Dividends Declared Per Share:
Class A	$0.150	$0.100	$0.500	$0.325
Class B	$0.135	$0.090	$0.450	$0.293

Sales Growth	(6.6)%		(10.2)%
Margins: (Percent of Sales)
Gross Profit	13.0%	9.8%	13.0%	9.5%
Operating Income	8.2%	5.6%	8.1%	5.2%
Net Income Attributable to Tyson	5.1%	3.4%	5.0%	3.1%
Effective Tax Rate	31.8%	33.6%	33.2%	32.8%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	July 2, 2016	October 3, 2015
Assets
Current Assets:
Cash and cash equivalents	$197	$688
Accounts receivable, net	1,599	1,620
Inventories	2,918	2,878
Other current assets	167	195
Total Current Assets	4,881	5,381
Net Property, Plant and Equipment	5,157	5,176
Goodwill	6,669	6,667
Intangible Assets, net	5,104	5,168
Other Assets	599	612
Total Assets	$22,410	$23,004

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$79	$715
Accounts payable	1,466	1,662
Other current liabilities	1,168	1,158
Total Current Liabilities	2,713	3,535
Long-Term Debt	6,099	6,010
Deferred Income Taxes	2,486	2,449
Other Liabilities	1,306	1,304

Total Tyson Shareholders’ Equity	9,791	9,691
Noncontrolling Interests	15	15
Total Shareholders’ Equity	9,806	9,706

Total Liabilities and Shareholders’ Equity	$22,410	$23,004

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	July 2, 2016	June 27, 2015
Cash Flows From Operating Activities:
Net income	$1,380	$965
Depreciation and amortization	526	524
Deferred income taxes	61	16
Other, net	45	57
Net changes in operating assets and liabilities	(139)	110
Cash Provided by Operating Activities	1,873	1,672

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(515)	(636)
Purchases of marketable securities	(30)	(24)
Proceeds from sale of marketable securities	28	43
Proceeds from sale of businesses	—	165
Other, net	15	26
Cash Used for Investing Activities	(502)	(426)

Cash Flows From Financing Activities:
Payments on debt	(694)	(1,485)
Proceeds from issuance of long-term debt	1	501
Borrowings on revolving credit facility	675	1,345
Payments on revolving credit facility	(525)	(1,345)
Purchases of Tyson Class A common stock	(1,293)	(197)
Dividends	(162)	(110)
Stock options exercised	89	71
Other, net	42	17
Cash Used for Financing Activities	(1,867)	(1,203)
Effect of Exchange Rate Changes on Cash	5	(10)
Increase (Decrease) in Cash and Cash Equivalents	(491)	33
Cash and Cash Equivalents at Beginning of Year	688	438
Cash and Cash Equivalents at End of Period	$197	$471

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended (a)	Twelve Months Ended (a)
	July 2, 2016	June 27, 2015	October 3, 2015	July 2, 2016

Net income	$1,380	$965	$1,224	$1,639
Less: Interest income	(5)	(6)	(9)	(8)
Add: Interest expense	191	221	293	263
Add: Income tax expense	687	471	697	913
Add: Depreciation	460	447	609	622
Add: Amortization (b)	60	69	92	83
EBITDA	$2,773	$2,167	$2,906	$3,512

Adjustments to EBITDA:
Add: China impairment	$—	$—	$169	$169
Add: Merger and integration costs	—	49	57	8
Add: Prepared Foods network optimization impairment charges	—	—	59	59
Add: Denison plant closure	—	—	12	12
Add: Costs (insurance proceeds, net of costs) related to a legacy Hillshire Brands plant fire	—	17	(8)	(25)
Less: Gain on sale of the Mexico operation	—	—	(161)	(161)
Less: Gain on sale of equity securities	—	(21)	(21)	—
Total Adjusted EBITDA	$2,773	$2,212	$3,013	$3,574

Total gross debt			$6,725	$6,178
Less: Cash and cash equivalents			(688)	(197)
Less: Short-term investments			(2)	(4)
Total net debt			$6,035	$5,977

Ratio Calculations:
Gross debt/EBITDA			2.3x	1.8x
Net debt/EBITDA			2.1x	1.7x

Gross debt/Adjusted EBITDA			2.2x	1.7x
Net debt/Adjusted EBITDA			2.0x	1.7x

(a)	Adjusted EBITDA for fiscal year ended October 3, 2015 and twelve months ended July 2, 2016 was based on 53-weeks due to an additional week in the fourth quarter of fiscal 2015.

(b)
Excludes the amortization of debt discount expense of $6 million and $8 million for the nine months ended July 2, 2016, and June 27, 2015, respectively, $10 million for the fiscal year ended October 3, 2015, and $8 million for the twelve months ended July 2, 2016, as it is included in Interest expense.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (and to Adjusted EBITDA) represents the ratio of our debt, net of cash and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, and enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which limits their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pre-Tax Impact		EPS Impact		Pre-Tax Impact		EPS Impact
	2016	2015	2016	2015	2016	2015	2016	2015

Reported net income per share attributable to Tyson			$1.25	$0.83			$3.50	$2.32

Add: Net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	$—	$(11)	—	(0.02)	$—	$17	—	0.02

Add: Merger and integration costs	$—	$16	—	0.02	$—	$49	—	0.07

Less: Gain on sale of equity securities	$—	$(21)	—	(0.03)	$—	$(21)	—	(0.03)

Less: Recognition of previously unrecognized tax benefit and audit settlement	$—	$—	(0.04)	—	$—	$—	(0.07)	(0.06)

Adjusted net income per share attributable to Tyson			$1.21	$0.80			$3.43	$2.32

The following table provides a reconciliation of the Company’s known adjustments in fiscal 2016 guidance for estimated adjusted EPS:

	Fiscal 2016
	Low	High

Net income per share attributable to Tyson guidance	$4.47	$4.57

Less: Recognition of previously unrecognized tax benefit and audit settlement	(0.07)	(0.07)

Adjusted net income per share attributable to Tyson guidance	$4.40	$4.50

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income per share attributable to Tyson guidance (adjusted EPS guidance) are presented as supplementary measures of our financial performance or expected financial performance, as applicable, that are not required by, or presented in accordance with, GAAP. We use adjusted EPS and adjusted EPS guidance as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted EPS and adjusted EPS guidance are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted EPS and adjusted EPS guidance. Further, we believe that adjusted EPS and adjusted EPS guidance are useful measures because they improve comparability of results of operations from period to period. Adjusted EPS and adjusted EPS guidance should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted EPS and adjusted EPS guidance may not be comparable to similarly titled measures reported by other companies.

The above table providing a reconciliation of the Company's fiscal 2016 adjusted EPS guidance to fiscal 2016 net income per share attributable to Tyson guidance (GAAP EPS guidance) contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in the Company's filings with the SEC. See "Forward-Looking Statements" below.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

	Third Quarter		Nine Months Ended
	2016	2015	2016	2015

Reported operating income	$767	$563	$2,247	$1,619

Add: Net costs (insurance proceeds) related to a legacy Hillshire Brands plant fire	—	(11)	—	17

Add: Merger and integration costs	—	16	—	49

Adjusted operating income	$767	$568	$2,247	$1,685

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 130 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 3, 2015, the company had approximately 113,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. eastern Monday, August 8, 2016. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through November 7, 2016 at 866-419-2889. International callers may access the replay at 1-203-369-0767. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

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Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section and statements relating to GAAP EPS guidance and adjusted EPS guidance. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xiv) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xvi) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvii) failures or security breaches of our information technology systems; (xviii) effectiveness of advertising and marketing programs; and (xix) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended October 3, 2015.

Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235